Exhibit 21.0

Novagen Solar Inc.

(a Nevada corporation)

List of Subsidiaries

Novagen Pty Ltd. (Australia)

Novagen Productions Pty Ltd. (Australia)

Novagen Finance Pty Ltd. (Australia)

Renegade Streetwear Pty Ltd. (Australia)